Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TENET HEALTHCARE CORPORATION,

ORANGE MERGER SUB, INC.

and

VANGUARD HEALTH SYSTEMS, INC.

Dated as of June 24, 2013

i

INDEX OF DEFINED TERMS

Acquisition Proposal	5.4(f)(i)
Action	3.10
Adverse Recommendation Change	5.4(b)(i)
Affected Employees	5.12(a)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(b)(ii)
Antitrust Laws	5.7(a)
Book-Entry Shares	2.3(b)
breach	7.2(c)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Joint Venture	3.3(b)
Company Parties	5.17
Company Plans	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU	2.2(c)
Company RSU	2.2(b)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(d)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.4(a)
Confidentiality Agreement	5.6
Contract	3.5(a)
control	8.3(c)
DGCL	Recitals
Dissenting Shares	2.5
Effective Time	1.3
Environmental Law	3.14(b)
ERISA	3.12(a)
ERISA Affiliate	8.3(d)
Exchange Act	3.5(b)
Financing	4.10(a)
Financing Commitments	4.10(a)
Financing Sources	8.3(e)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
HSR Act	3.5(b)
Indebtedness	8.3(f)
Information Statement	5.5(b)
Intervening Event	5.4(f)(iii)

IRS	3.12(a)
J.P. Morgan	3.22
knowledge	8.3(g)
Law	3.5(a)
Leased Real Property	3.17(b)
Liens	3.2(b)
Marketing Period	8.3(h)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.12(b)(iv)
NYSE	2.2(e)
Outside Date	7.1(b)(i)
Owned Real Property	3.17(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Employee Plans	5.12(b)
Parent Material Adverse Effect	4.1
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.12(b)(ii)
Permits	3.11
Permitted Lien	8.3(i)
Person	8.3(j)
Proxy Statement	5.5(b)
Real Property Leases	3.17(b)
Related Party	3.20
Repayment Debt	8.3(k)
Repayment Indentures	5.14
Representatives	5.4(a)
Required Information	8.3(l)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
Shares	2.1(a)
Stockholder Approval Date	5.4(a)
Stockholder Consent	5.5(a)
Stockholder Consent Delivery Period	5.5(a)
Subsidiary	8.3(m)
Superior Proposal	5.4(f)(ii)
Surviving Corporation	1.1
Takeover Laws	3.18
Tax Returns	3.15(j)
Taxes	3.15(j)
Termination Fee	7.3(b)
Undertaking	5.7(c)
Voting Agreement	Recitals
Written Consent End Date	8.3(n)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2013, by and among Tenet Healthcare Corporation, a Nevada corporation (“Parent”), Orange Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Vanguard Health Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are (i) executing and delivering to the Company and Parent a written consent pursuant to which such holders shall approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) entering into an agreement, substantially in the form of Exhibit A hereto (the “Voting Agreement”), with Parent pursuant to which each such stockholder has agreed, among other things, to vote (or act by written consent with respect to) certain of its shares of capital stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, on the later of (i) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than two Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Financing) and (B) the first Business Day following the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

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Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2004 Stock Incentive Plan and 2011 Stock Incentive Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b) At the Effective Time, each Company restricted stock unit, but excluding Company PSUs (but including an award that may be subject to acceleration of vesting upon occurrence of a Liquidity Event as described in the applicable award agreements) (each, a “Company RSU”), granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company RSU as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of the Merger Consideration and the number of Shares subject to such Company RSU.

(c) At the Effective Time, each Company restricted stock unit that vests in whole or in part based on achievement of one or more performance metrics (but excluding an award that may be subject to acceleration of vesting upon occurrence of a Liquidity Event as described in the applicable award agreements) (each, a “Company PSU”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company PSU as soon as practicable following the Effective Time, but no later than the payment date for the first full payroll cycle following the Closing Date, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the total number of Shares subject to such Company PSU that vest and become payable, as described in the immediately following sentence, in connection with a change in control and (2) the Merger Consideration. The following number of Company PSUs shall vest under each Company PSU award: (i) if the applicable performance period has not been completed as of the Effective Time under the Company PSU award, the Company PSUs subject to such award shall become fully vested at the target level and (ii) if the applicable performance period has been completed as of the Effective Time under the Company PSU award, the number of Company PSUs previously determined to be earned for such performance period in respect of such award.

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(d) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options, Company RSUs and Company PSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options, Company RSUs and Company PSUs, as applicable, shall be treated in the manner set forth in this Section 2.2.

(e) The Company shall use its reasonable best efforts to ensure that, as of the Effective Time, (i) no holder of a Company Stock Option, Company RSU, Company PSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof, and (ii) one or more equity incentive plans designated by Parent may assume the remaining shares available for grant under the Company Stock Plans in accordance with New York Stock Exchange (“NYSE”) rules.

Section 2.3 Exchange and Payment.

(a) At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) As soon as reasonably practicable after the Effective Time (but in no event later than three Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify, subject to the Company’s reasonable approval) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to

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the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.3(f). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates and/or Book-Entry Shares to receive Merger Consideration.

(g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest. None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with or furnished to the SEC and publicly available after July 1, 2012 and prior to the date hereof (excluding any risk factor

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disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature), or (ii) the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, notwithstanding the omission of any cross-reference(s) to such other Section or subsection of this Article III), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (i) (only as to the Company’s Subsidiaries), and clauses (ii) and (iii), where the failure to be so organized, validly existing or in good standing, have such power and authority, or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevents or materially delays the consummation of the Merger or the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting the industries in which the Company and its Subsidiaries operate, the economy or the financial or securities markets, in the United States, including effects on the industries, economy or markets resulting from any regulatory and political conditions or developments after the date hereof, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism or the occurrence of natural disasters, (3) changes in Law or GAAP (or interpretations thereof) after the date hereof, (4) the failure of the Company or its Subsidiaries to meet projections or guidance or declines in stock price, trading volume or credit ratings (except that the underlying cause of such failure or declines may be included for purposes of determining whether a Material Adverse Effect has occurred to the extent not excluded by another exception herein) or (5) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement or any action or inaction expressly required by the terms of this Agreement or with the written consent or at the written direction of Parent; except, with respect to clauses (1), (2) and (3), to the extent the impact of such event, change, circumstance, occurrence, effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole.

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(b) The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies (subject to redactions of confidential, competitively sensitive or privileged matters) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board held since July 1, 2011.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on June 20, 2013 (the “Measurement Date”), (i) 77,885,707 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 18,231,155 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 5,428,158 Shares were subject to outstanding Company Stock Options, 2,006,469 Shares were subject to outstanding Company RSUs and 484,455 Shares were subject to outstanding Company PSUs).

(b) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Liens arising under federal or state securities laws.

(c) Other than with respect to Company RSUs, Company PSUs and Company Stock Options, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth in Section 3.2(a), and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options or the vesting or the delivery of Company RSUs or Company PSUs, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of

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the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (iii), or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 3.2(c) of the Company Disclosure Letter and the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, Company RSUs, Company PSUs and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all agreements evidencing outstanding Company Stock Awards. All Company Stock Awards can be involuntarily cancelled without the award holder’s consent upon the consummation of the Merger (including any options that have an exercise price equal to or greater than the Merger Consideration, and therefore with respect to which no payment will be made in connection with such cancellation).

Section 3.3 Subsidiaries; Joint Ventures.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list of any joint venture, partnership, limited liability or other similar agreement or

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arrangement entered into by the Company or any of its Subsidiaries (each, a “Company Joint Venture”). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and the Company Joint Ventures or securities held for investment purposes in the ordinary course, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority in voting power of all outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger. The delivery of the Stockholder Consent will constitute the Company Stockholder Approval.

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Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (iii) any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iv) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the NYSE applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii), (iii) and (iv), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the NYSE, (v) filings and approvals required by state and local healthcare regulatory Governmental Entities listed in Section 3.5(b) of the Company Disclosure Letter, (vi) the consents and/or notices listed in Section 3.5(b) of the Company Disclosure Letter and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

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Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (“SEC”) on a timely basis, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents (including all exhibits, amendments and supplements thereto) required to be filed with or furnished to the SEC by the Company since July 1, 2011 (all such documents the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since July 1, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the

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Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) The Company is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(h) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2012 included in the Company SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2012, (c) for liabilities and obligations incurred in connection with or expressly contemplated by this Agreement and (d) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Certain Information. The Information Statement or Proxy Statement, as applicable (and any amendment thereof), will not, when filed with the SEC and at the time it is

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mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference therein. The Information Statement or Proxy Statement, as applicable, will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.9 Absence of Certain Changes or Events. Since June 30, 2012 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has made any material changes to the compensation or benefits of any of its employees, officers or directors that were not made in the ordinary course of business consistent with past practice or required by a preexisting Contract.

Section 3.10 Litigation. As of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries, any of their respective properties or assets, or any officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) (i) does not involve an amount in controversy in excess of $5,000,000 and (ii) does not seek injunctive or other non-monetary relief or (b) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of the Company, any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries is and, at all times since July 1, 2011 has been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, since July 1, 2011, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Except as would not and would not reasonably be expected to interfere, in any material respect, with the ongoing operation of the business or any of the Company’s facilities, the Company and each of its Subsidiaries has in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time

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or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any corporate integrity agreement with the United States Department of Health and Human Services.

Section 3.12 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “multiemployer plans” (within the meaning of ERISA section 3(37)), and (iii) stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements, other than Multiemployer Plans, as defined below, shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and summaries of material modifications thereto and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 3.12, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction by the Company or, to the knowledge of the Company, by any Person who the Company has an obligation to indemnify, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty

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Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iii) within the last year, the Company has not received any written or oral communication from the PBGC with respect to any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan;

(iv) (A) the Company and its ERISA Affiliates have no liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”); and (B) none of the Company, its Subsidiaries nor any ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete, partial or mass withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full; and

(v) with respect to each Company Plan currently or formerly maintained by the Company, a Subsidiary or any member of their Controlled Group that is subject to Title IV of ERISA, the Company has not incurred, nor does it reasonably expect to incur, any material liability to the Company Plan or to the PBGC in connection with such Company Plan.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

(d) None of the Company Plans provide for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has, to the knowledge of the Company, complied in form and operations with the requirements of Section 409A of the Code as in effect from time-to-time. The Company has no obligation to “gross up” any tax, interest charge or other obligation incurred pursuant to Section 409A or 4999 of the Code.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification. Since July 1, 2011, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

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(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, since July 1, 2011, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such charges or complaints are threatened, (ii) representation claims or petitions against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

Section 3.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the business of the Company and each of its Subsidiaries is conducted in compliance with all, and has not been in violation of, applicable Environmental Laws, which violation remains outstanding; (ii) the Company and each of its Subsidiaries has obtained all Permits from all Governmental Entities that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries, which release remains unresolved, that would reasonably be expected to result in any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) none of the Company or any of its Subsidiaries has received any written claims, notices, demand letters or, pursuant to the Federal Comprehensive Environmental Response, Compensation, and Liability Act requests for information from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, would reasonably be expected to give rise to, or has resulted in liability, in each case that remains outstanding, under any Environmental Law against the Company or any of its Subsidiaries and, to the knowledge of the Company, Hazardous Substances have not otherwise been released at or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law that remain outstanding; and (vi) none of the Company, its Subsidiaries, or any of their respective properties or facilities are subject to any pending or ongoing suit, settlement, court order, administrative order, regulatory requirement, judgment or claim under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law governing (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance regulated as a hazardous or toxic waste, pollutant or contaminant or as otherwise hazardous, toxic or radioactive under any Environmental Law, including but not limited to petroleum.

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Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all federal income and other material Tax Returns required to be filed by it and each such Tax Return was complete and correct in all material respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all material Taxes required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no outstanding deficiency, refund litigation, proposed adjustment or matter in controversy, other than any deficiency, proposed adjustment or matter in controversy that is being contested in good faith and for which adequate reserves or other appropriate provisions have been established in accordance with GAAP, with respect to any Taxes of any of the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes of the Company or any of its Subsidiaries by any taxing authority has been timely paid or is being contested in good faith, with adequate reserves or other appropriate provisions having been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(c) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written tax sharing agreement, tax indemnity obligation or similar arrangement with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(d) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or that are being contested in good faith and for which adequate reserves or other appropriate provisions have been established in accordance with GAAP.

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including

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withholding of Taxes pursuant to Sections 1441, 1442, 3111 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or a Subsidiary of the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, unitary or group basis with such Person.

(g) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) There has been no “change in ownership” of the Company within the meaning of Section 382(g) of the Code within the three-year period preceding the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(j) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts and (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of any consolidated, combined, unitary, Affiliated or aggregate group for Tax purposes and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits in any material respect the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would so limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area;

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(iii) any Contract with respect to the formation, creation, operation, management or control of a Company Joint Venture;

(iv) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(v) any Contract (A) evidencing Indebtedness for borrowed money in excess of $3,000,000, (B) granting a Lien on any property or asset of the Company or its Subsidiaries other than Permitted Liens, (C) restricting in any material respect the granting of Liens on any property or asset of the Company or its Subsidiaries, or the incurrence or guaranteeing of any Indebtedness by the Company or its Subsidiaries, (D) providing for or relating to any material interest, currency or hedging, derivatives or similar contracts or arrangements or (E) restricting payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries; or

(vi) any Contract that (A) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $3,000,000 individually or $10,000,000 in the aggregate under such Contract (determined solely with respect to remaining periods under such Contract during which such Contract cannot be terminated without penalty or cost), or (B) imposes any material non-financial obligations on the Company or its Subsidiaries with respect to the ability of the Company or any Subsidiary to dispose of any assets;

provided, that (1) Company Plans and (2) any Contract between the Company, on the one hand, and one or more wholly-owned Subsidiaries of the Company, on the other hand, or between one or more wholly-owned Subsidiaries of the Company, shall not be required to be listed in Section 3.16 of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to Section 3.16(b) and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not filed pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K). Each contract of the type described in clauses (i) through (vi) is referred to herein as a “Material Contract.”

(b) Except as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the

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Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17 Real Property.

(a) Section 3.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned in fee by the Company or any of its Subsidiaries together with all appurtenant easements thereunder or relating thereto and all structures, fixtures and improvements located thereon (the “Owned Real Property”) (other than Owned Real Property of immaterial value that does not expose the Company or its Subsidiaries to a significant risk of material liability). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens and Liens in respect of the matters set forth in Section 3.17(a) of the Company Disclosure Letter.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each lease (collectively, “Real Property Leases”) entered into in connection with each parcel of real property that is used in the business of the Company and its Subsidiaries as presently conducted that is leased by the Company or any of its Subsidiaries, in each case as tenant (the “Leased Real Property”) is, and at the Closing, unless expired, shall be, legal, valid and binding and in full force and effect, and has not been and will not have been assigned, modified, supplemented or amended other than in the ordinary course of business. True, correct and complete copies of all material Real Property Leases and amendments thereto, if any, have been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have valid and subsisting leasehold estates in, and enjoy peaceful and undisturbed possession under, all Real Property Leases, subject only to Permitted Liens. Except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have in all material respects performed all of the obligations required to be performed by it or them to date under such Real Property Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, its Subsidiaries or, to the knowledge of the Company, the landlord or sublandlord under any Real Property Lease is in material default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default under any Real Property Lease or would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease. The Owned Real Property and Leased Real Property comprise, in all material respects, all of the material real property used in the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

Section 3.18 State Takeover Statutes. The resolutions of the Company Board referred to in Section 3.4(b) are sufficient to render the provisions of Article X of the Company Charter inapplicable to Parent and Merger Sub and to this Agreement, the Merger, the Voting Agreement

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and the other transactions contemplated hereby and thereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

Section 3.19 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.20 Related Party Transactions. No director, executive officer, stockholder beneficially owning more than 5% of the outstanding voting securities or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract (other than a Company Plan) with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since July 1, 2011, in each case, to the extent involving an amount in excess of $120,000. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is required to make any material payment, individually or in the aggregate (other than the payment of compensation and directors fees in the ordinary course of business), to any Related Party, pursuant to any Contract or otherwise.

Section 3.21 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees, in each case, acting for or on behalf of the Company) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and J.P. Morgan pursuant to which J.P. Morgan could be entitled to any payment from the Company relating to the transactions contemplated hereby.

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Section 3.23 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan, dated the date of this Agreement, to the effect that, as of such date (subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Merger Consideration is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any certificate delivered in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, notwithstanding the omission of any cross-reference(s) to such other Section or subsection of this Article IV), Parent and the Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that prevents or materially delays the consummation of the Merger or the other transactions contemplated by this Agreement or would reasonably be expected to do so.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by

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Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law or any rule or regulation of the NYSE applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) any filings required under the rules and regulations of the NYSE, (v) the consents and/or notices listed in Section 4.3(b) of the Parent Disclosure Letter, (vi) filings and approvals required by state and local healthcare regulatory Governmental Entities, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable (or any amendment thereof) will, when filed with the SEC and at the time it is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein

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or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

Section 4.5 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened in writing against or affecting Parent or Merger Sub, any of their respective Subsidiaries, any of their respective properties or assets, or any officer or director of Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries, or any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.8 Solvency. On and as of the Closing Date and after giving effect to the Merger, assuming (i) the accuracy of the representations and warranties of the Company set forth in Article III in all material respects (without regard to any materiality or Material Adverse Effect qualifiers), (ii) the performance in all material respects by the Company of its obligations under this Agreement, (iii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and (iv) that the estimates, projections and forecasts of the Company and its Subsidiaries delivered to Parent on or prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value (determined on a going concern basis) of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have incurred debts beyond its ability to pay them as they become due; or (c) be engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital with which to conduct its business. Furthermore, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or its Subsidiaries.

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Section 4.9 Share Ownership. None of Parent, Merger Sub or their respective Affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

Section 4.10 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the executed debt commitment letter, dated as of the date hereof among Parent, Bank of America N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Payment Fund) and related fees and expenses and the refinancing of outstanding indebtedness of the Company (the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for the fee letter referenced in the Financing Commitment (a true, complete and correct copy of which has been provided to the Company, with only fee amounts and certain economic terms of the market flex and securities demand redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. The Financing Commitments have been duly authorized, executed and delivered by Parent and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. No event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Parent or Merger Sub under the Financing Commitments, or, to the knowledge of Parent and Merger Sub, any other parties to the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. All commitment and other fees required to be paid on or prior to the date hereof under the Financing Commitments have been paid and, assuming the satisfaction of the conditions precedent to Parent’s, Merger Sub’s and the Company’s obligations hereunder, neither Parent nor Merger Sub has any reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing or that the Financing will not be made available to Parent or Merger Sub on the Closing Date.

(b) Assuming (A) the Financing is funded in accordance with the Financing Commitments, (B) the accuracy of the representations and warranties set forth in Section 3.2 and (C) the performance by the Company of its obligations under this Agreement, the net proceeds of the Financing Commitments, together with the cash on hand of Parent and the Company, will in the aggregate be sufficient for Parent, Merger Sub and the Surviving Corporation to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

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Section 4.11 No Other Representation or Warranties. Except for the representations and warranties contained in this Agreement or in any certificate delivered in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation or other information), the Company acknowledges that none of Parent, Merger Sub, their respective Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, required by Law or consented to in writing in advance by Parent or as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, required by Law or as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (such consent, except in the case of clauses (a), (b), (c), (d), (f), (g), (h), (n), (o), (p), (q) and (solely with respect to the foregoing clauses) (r), not to be unreasonably withheld, delayed or conditioned), to:

(a) except as may be required by Company Plans as in effect on the date hereof in respect of Company RSUs, Company PSUs and Company Stock Options, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of the Company to its parent and dividends by a non-wholly-owned Subsidiary of the Company made ratably to its equity holders, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

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(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares (other than the issuance of Shares upon the exercise of Company Stock Options or the vesting or the delivery of Company RSUs or Company PSUs);

(c) amend or otherwise change, or authorize or publicly propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, in each case, involving an expenditure by the Company or any of its Subsidiaries in excess of $3,000,000 or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice or securities held for investment purposes in the ordinary course;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon (it being understood that allowing a Contract to expire shall not constitute abandonment), mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than dispositions made to the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, in each case other than Indebtedness not in excess of $3,000,000 individually or $10,000,000 in the aggregate (so long as such Indebtedness so incurred can be repaid at Closing), or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company or securities held for investment purposes in the ordinary course;

(h) incur or commit to incur any capital expenditure in excess of $3,000,000 individually or $10,000,000 in the aggregate, or authorization or commitment with respect thereto, other than as provided for in the capital expenditure budget set forth in Section 5.1(h) of the Company Disclosure Letter;

(i) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other

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than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(j) (i) modify, amend or extend, or terminate or cancel, any Material Contract or any one or series of related Contracts with a managed care organization that generates or is reasonably expected to generate annual revenues in excess of $25,000,000 or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract or any one or series of related Contracts with a managed care organization that generates or is reasonably expected to generate annual revenues in excess of $25,000,000 (it being understood that a renewal of any such Contract on terms no less favorable to the Company than those currently in effect shall not be restricted by this subsection);

(k) commence any Action, or compromise, settle or agree to settle any Action by or against a third party (including any Action relating to this Agreement or the transactions contemplated hereby except as contemplated by Section 5.17) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $2,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes, unless such a change in method of accounting is required by a change in Law after the date of this Agreement;

(n) except as may be required by Company Plans as in effect on the date hereof, (i) (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, (2) except in connection with a promotion to an open non-officer position, grant any type of compensation or benefits to any such current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or (3) pay any bonus of any kind or amount to any such current or former director, officer, employee or independent contractor, (ii) except in connection with a promotion to an open non-officer position or hiring any non-officer, grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation

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rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract, (vi) adopt any new employee benefit or compensation plan or arrangement (which would be a Company Plan upon its adoption) or, except if such action does not materially increase the cost of maintaining or providing benefits under such Company Plan, amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; provided (in each case of Section 5.1(b) and clauses (i) through (vi) of this Section 5.1(n)), prior to the Effective Time, the Company may pay out bonuses for any completed fiscal year to its employees based on the achievement of performance targets previously adopted;

(o) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(p) enter into any new line of business outside of its existing business;

(q) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(r) authorize, or commit, resolve or agree to take, any of the foregoing actions.

Section 5.2 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement or that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 5.4 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries to, and shall use its reasonable best efforts to cause any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or publicly propose to do any of the foregoing. Upon execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal (to the extent provided by the applicable confidentiality agreement), and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the date on which the Company Stockholder Approval is obtained at a meeting of the stockholders of the Company called to consider the Merger (the “Stockholder Approval Date”) (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), (1) the Company receives an Acquisition Proposal that the Company Board reasonably believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.4, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (except that no standstill agreement need be contained therein); provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially contemporaneously with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

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(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.4(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(a)), or resolve, agree or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.4, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.4, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and substantially contemporaneously enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(A) the Company notifies Parent in writing at least three days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three day period); and

(B) if Parent makes a proposal during such three day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

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provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event;

(3) the Company notifies Parent in writing at least three days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Parent makes a proposal during such three day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

During the three day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as provided above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Sections 5.4(a) and (b), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in

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discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. For the avoidance of doubt, in the event that a third party contacts the Company or a Representative of the Company or its Affiliates regarding a potential Acquisition Proposal, the Company shall not be in breach of this Agreement in any respect to the extent the Company or such Representative responds to such third party that it is bound by the terms of this Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth herein with respect to any such discussions provided that the Company provides written notice of such communication to Parent promptly following such communication.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) Nothing contained in Section 5.4(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act or from making any similar disclosure to the extent required by applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d–9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(iii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and

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(B) reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means an event, change, fact, occurrence, development or circumstance that is material to the Company that was not known to the Company Board prior to the execution of this Agreement (or if known, the material consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, change, fact, occurrence, development or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Section 5.5 Stockholder Consent; Preparation of Information Statement.

(a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in the form attached hereto as Exhibit D, from each of the stockholders of the Company that is a party to the Voting Agreement, which stockholders shall hold Shares constituting at least a majority in combined voting power of the outstanding Shares (such written consent, as duly executed and delivered by all such holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within 24 hours after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.1(c)(i). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b) As promptly as reasonably practicable after the date of this Agreement (and in any event within 10 Business Days after the date hereof), the Company shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The

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Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider and incorporate the reasonable comments of Parent. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.5(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use its reasonable best efforts to obtain the Company Stockholder Approval.

Section 5.6 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly make available to Parent any information concerning its business, properties, assets, books, contracts, commitments and personnel as Parent or its Representatives may reasonably request (including Tax Returns filed and those in preparation and to direct its auditors to provide the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Any investigation pursuant to this Section 5.6 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of March 6, 2013 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.6 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or conditions to the obligations of the parties hereunder. Notwithstanding anything to the contrary set forth herein (including Sections 5.7 and 5.9 hereof), the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate the terms of any confidentiality agreement or other Contract with a third party, as applicable; provided, that, in such circumstance, the Company

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shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney-client privilege or violate the terms of any confidentiality agreement or other Contract with a third party, as applicable.

Section 5.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Contract (to the extent a material Contract or otherwise requested by Parent), (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, (iii) make all necessary registrations, declarations and filings with any Governmental Entity, including filings required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (iv) take all steps as may be necessary to obtain an approval or waiver from, or avoid any action by, any Governmental Entity, (v) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively “Antitrust Laws”), including by vigorously pursuing all avenues of administrative and judicial appeal and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; in furtherance and not in limitation of the foregoing, Parent and the Company each shall, no later than ten Business Days following the execution and delivery of this Agreement, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.7 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under, any Contract, in each case, in connection with obtaining any Contract consent without the prior written consent of Parent. Without limiting the generality of the preceding sentence, each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

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(b) Subject to applicable Law relating to the exchange of information and subject to all confidentiality obligations hereunder and in the Confidentiality Agreement, Parent and the Company shall:

(i) give the other reasonable notice of, and, to the extent permitted by the applicable Governmental Entity and practical, allow the other to attend and to participate at any meeting, telephone call or any other communication with any Governmental Entity with respect to any filing, investigation, possible resolution or commitment or other inquiry or proceeding related to the transactions contemplated by this Agreement;

(ii) not participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless, to the extent practical, it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Entity prohibits such attendance or it is impractical;

(iii) to the extent practical, promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications that they, their affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be promptly provided to the other party upon receipt;

(iv) provide one another promptly with final copies of submissions to any Governmental Entity subject in appropriate cases to confidentiality agreements to limit disclosure of such final copies of submissions to outside lawyers and consultants; and

(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of Antitrust Laws.

(c) Without limiting the foregoing, Parent and its Affiliates agree to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing, agreeing or proffering to sell, license, dispose, divest or hold separate (in a trust or otherwise) by consent decree or otherwise or taking any other action with respect to any of the assets or businesses of Parent or any of its Affiliates, or assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates or otherwise taking or committing to take actions that limit Parent’s or its Affiliates’ freedom of action with respect to, or their ability to retain, any of the businesses or assets of Parent or the Company in each case, as may be required in order to obtain any clearances or approvals required to

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consummate the transactions contemplated by the Agreement, or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing, (ii) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or (iii) entering into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates (collectively, an “Undertaking”); provided, that, notwithstanding anything to the contrary in this Section 5.7(c) or any other provision of this Agreement, neither the Company nor Parent shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to commit to any Undertaking that is reasonably likely to either (i) be materially adverse to Parent and its Subsidiaries taken as a whole, or (ii) materially and adversely diminish the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement.

Section 5.8 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against or involving such party or any of its Subsidiaries which relates to the transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such party to satisfy in any material respect any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or conditions to the obligations of the parties hereunder.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification (including the advancement of expenses to the extent permitted by applicable Law) existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in the Company Charter, Company Bylaws or indemnification or similar agreements, or comparable organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions

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contemplated hereby) shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect with respect to any claims against such directors, officers or employees arising out of such acts or omissions, except as otherwise required by applicable Law (it being agreed that after Closing such rights shall be mandatory rather than permissive, if applicable). From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to perform their respective obligations under this Section 5.10(a).

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring at or prior to the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby); provided, that Parent may (i) substitute therefor policies of an insurance company with the same or better A.M. Best credit rating the material terms of which, including coverage and amount, are no less favorable to each Person currently covered by the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.10(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2013 for such purpose (which fiscal year 2013 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.10(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to procure as much coverage as may be obtained for such 300% amount.

(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.11 Public Announcements. Except with respect to any press release or other public statement by the Company in respect of an Acquisition Proposal or related matters in accordance with Section 5.4, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including any broadly disseminated employee, vendor or similar communication) with respect to this Agreement, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except without such consent as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

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Section 5.12 Employee Matters.

(a) For one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employees of the Surviving Corporation and its Subsidiaries as of the Effective Time other than collectively-bargained employees (“Affected Employees”) (i) base rates of pay and bonus opportunities (but excluding equity based compensation) that is at least as favorable to such Affected Employees as in effect immediately prior to the Effective Time (provided that reductions in compensation after the Effective Time that are applicable to similarly-situated employees of Parent and its Affiliates may be applied on a comparable basis to Affected Employees) and (ii) either employee benefits provided by Parent and its Affiliates to similarly-situated employees of Parent and such Affiliates or employee benefits substantially comparable in the aggregate to those provided by the Company immediately prior to the Effective Time. In addition, for one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, each Affected Employee who is covered by a Company severance policy immediately prior to the Effective Time and who is involuntarily terminated without cause following the Effective Time with severance payments no less favorable than those consistent with the Company’s past practices and policies as set forth in Section 5.12 of the Company Disclosure Letter.

(b) Parent shall use commercially reasonable efforts to ensure that Affected Employees receive credit (for purposes of eligibility to participate and vesting, but not pension benefit accrual) for service with the Company and its Subsidiaries prior to the Effective Time (to the same extent such service credit was granted under the Company Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees became participants (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries, except to the extent that such service crediting would result in duplication of benefits for the same period of service and for purposes of any nonqualified retirement plan. In addition, Parent shall ensure that: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated immediately before the Effective Time, (ii) for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents; and (iii) each Affected Employee and his or her covered dependents shall receive credit under Parent Employee Plan’s for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans in the Company Plan’s plan year in existence at the Effective Time. Nothing in this Section 5.12(b) is intended to amend any employee benefit plans or prevent Parent from modifying or terminating any employee benefit plans in a manner permissible under the terms thereof.

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(c) Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to the Affected Employees and the transactions contemplated hereunder shall be deemed a “Change in Control” or similar concept under any Company Plan. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee for any specific period of time.

(d) Notwithstanding anything in this Agreement to the contrary, as of the Effective Time, the terms and conditions of employment for collectively-bargained employees of the Surviving Corporation and its Subsidiaries shall be governed by the applicable collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable Laws.

(e) Nothing contained in this Section 5.12, express or implied (i) shall be construed to establish, amend, or modify any Parent Employee Plan, program, agreement or arrangement or (ii) is intended to confer upon any Person (including Affected Employees, retirees, or dependents or beneficiaries of employees or retirees) any rights as a third-party beneficiary of this Agreement.

Section 5.13 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments. In the event that all conditions to the Financing Commitments have been satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Financing Sources and the other Persons providing such Financing to fund the Financing required to consummate the transactions contemplated by this Agreement on the Closing Date.

(b) Provided that the representations in Section 4.10(b) shall be true and correct after giving effect to such replacement or amendment, Parent and Merger Sub may replace or amend the Financing Commitments; provided that such replacement or amendment would not (i) impose new or additional conditions, or otherwise expand any conditions, to the receipt of the Financing, (ii) reasonably be expected to prevent, or materially delay or impair, the availability of the Financing or (iii) adversely impact the ability of Parent and/or Merger Sub to timely consummate the Merger. For purposes of this Section 5.13, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replaced, amended or modified by this Section 5.13(b) or by Section 5.13(e) and references to “Financing Commitments” shall include such documents as permitted to be replaced, amended or modified by this Section 5.13(b) or by Section 5.13(e).

(c) Without limiting the generality of Section 5.13(a) and subject to replacements or amendments permitted by Section 5.13(b), Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Financing Commitments at or prior to Closing and

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otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Financing Commitments and (iv) consummate the Financing at or prior to the Closing.

(d) Without limiting the generality of Section 5.13(a), Parent and Merger Sub shall give the Company prompt notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (ii) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); or (iii) the occurrence of an event or development that Parent or Merger Sub believes would reasonably be expected to have a material and adverse impact on the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege.

(e) If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall (x) promptly notify the Company and (y) use its reasonable best efforts to arrange and obtain alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date of the Closing contemplated in Section 1.2.

(f) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and upon the Company’s written request provide copies of all material documents provided to the lenders or otherwise related to the Financing to the Company.

(g) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Financing, including by using reasonable best efforts in (i) furnishing Parent and Merger Sub and their Financing Sources the Required Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the executive officers of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including assisting Parent in obtaining ratings as contemplated by the Financing Commitment), in each case during normal working hours and upon reasonable notice, (iii) assisting Parent and

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its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Financing, (iv) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Financing, (v) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders containing a representation to the Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or securities, (vi) providing all relevant information with respect to the assets of the Company and its Subsidiaries that will serve as collateral for the Financing and providing reasonable access to Parent and its Financing Sources, during normal working hours and upon reasonable notice, to allow them to conduct audit examinations and appraisals with respect to such collateral, (vii) seeking to cause its auditors to provide assistance to Parent consistent with their customary practice (including to provide and consent to the use of their audit reports relating to the consolidated financial statements of the Company and its Subsidiaries that are included in the Required Information), and provide any necessary “comfort letters” in connection with the Financing, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Financing, (viii) as long as such information is requested by the Financing Sources at least 10 Business Days prior to the Closing, providing to the Financing Sources, at least five Business Days prior to the Closing, all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and (x) seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment to be paid off, discharged and terminated at Closing; provided, however, that, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action (A) under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time or (B) that would reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability.

(h) None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financing (including any action taken in accordance with Section 5.13(g)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with Section 5.13(g). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the

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Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(i) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VI, irrespective and independent of the availability or terms of the Financing or any alternate financing, Parent’s or Merger Sub’s use of efforts in accordance with this Section 5.13, or otherwise.

Section 5.14 Actions with Respect to Existing Debt. As soon as reasonably practicable after receipt of any written request by Parent to do so, the Company shall (i) prepare notices of redemption for all of the Repayment Debt that will be outstanding as of the Closing Date pursuant to the applicable provisions of the indentures (and supplemental indentures thereto) entered into by the Company and its Subsidiaries with respect to the Repayment Debt (collectively, the “Repayment Indentures”), (ii) use its reasonable best efforts to cause each Trustee (as defined in the respective Repayment Indentures) to agree to proceed with the redemption of such Repayment Debt, as applicable, on notice of at least 45 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause each Trustee to provide the notice of redemption to the holders of such Repayment Debt following the Closing on the Closing Date, (iii) provide Parent the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery and (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officer’s certificates and legal opinions) as may be required under the Repayment Indentures to issue an irrevocable notice of redemption following the Closing on the Closing Date for such Repayment Debt (subject to the irrevocable deposit with each Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such Repayment Debt, as arranged by Parent) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of such Repayment Debt (together with all accrued and unpaid interest and applicable premiums related to such Repayment Debt) pursuant to the requisite provisions of the applicable Repayment Indentures.

Section 5.15 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Directors. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective as of the Effective Time.

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Section 5.17 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries and/or the members of the Company Board or the officers of the Company in their capacities as such (the “Company Parties”), or Parent or Merger Sub, prior to the Effective Time, the applicable party shall promptly notify the other party of any such stockholder litigation and shall keep the other party reasonably informed with respect to the status thereof. None of the Company or any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing in its reasonable discretion; provided that the Company may compromise, settle or come to an agreement regarding stockholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any of its Subsidiaries or Representatives in an amount not to exceed $3,000,000 in the aggregate and/or the provision of disclosures to the stockholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that Parent and its Subsidiaries and Representatives are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and, if obtained by the Stockholder Consent, the Information Statement shall have been cleared by the SEC and mailed to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least 20 days prior to the Closing.

(b) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, however, that prior to asserting this condition, a party shall have complied with Section 5.7 to prevent the entry of any such injunction, other judgment, order, decree or other legal restraint or prohibition and to appeal as promptly as possible any of the foregoing that may be entered.

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(d) Governmental Consents. The applicable party (or its Subsidiary) shall have obtained (1) all consents, waivers and approvals of any Governmental Entity set forth in Section 6.1(d) of the Parent Disclosure Letter, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect; and (2) all consents, waivers and approvals of any Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement, except in the case of this clause (2) any consent, waiver or approval the failure of which to obtain would not (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) give rise to a violation of criminal Law, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect; provided that from and after the six month anniversary of the date of this Agreement, the condition in clause (1) of this Section 6.1(d) shall be deemed satisfied for all purposes of this Agreement.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a), Section 3.4 and Section 3.22 shall be true and correct in all respects (except, with respect to Section 3.2(a), for such inaccuracies as are de minimis) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

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(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers contained therein) in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 28, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by the Outside Date; or

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(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable causing the parties hereto to be unable to satisfy the condition set forth in Section 6.1(c) (No Injunctions or Legal Restraints; Illegality); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7;

(c) by Parent:

(i) if, within 24 hours of the execution of this Agreement, the Stockholder Consent evidencing the Company Stockholder Approval, duly executed by each stockholder of the Company party to the Voting Agreement, shall not have been delivered to Parent and the Company;

(ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.4 or 5.5(a), as to which Section 7.1(c)(iii)(C) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied; or

(iii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent, or (C) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.4 or Section 5.5(a) in any material respect;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions in Section 6.2 would not be satisfied;

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(ii) at any time prior to (x) 11:59 p.m., New York City time, on the Written Consent End Date (in the event that the Stockholder Consent is delivered to the Company in accordance with Section 5.5(a)) or (y) the Stockholder Approval Date (in the event that the Stockholder Consent is not delivered to the Company in accordance with Section 5.5(a) and this Agreement is not terminated in accordance with Section 7.1(c)(i)), in order to accept a Superior Proposal in accordance with Section 5.4(b); provided, that the Company shall have (A) substantially contemporaneously with such termination entered into the associated Alternative Acquisition Agreement and (B) paid any amounts due pursuant to Section 7.3(b); or

(iii) if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than the second Business Day following the final day of the Marketing Period and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such period.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement and the provisions of Section 5.13(h) (Financing Indemnity), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Severability), Section 8.12 (Waiver of Jury Trial), Section 8.13 (Counterparts), Section 8.14 (Facsimile or .pdf Signature) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) the Company or Parent may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from fraud or a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Solely for purposes of this Section 7.2(c) and Section 7.3(b), “breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, which, for the avoidance of doubt, shall include any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time).

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Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) prior to the termination of this Agreement an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(c)(ii), and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement providing for any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption (in each case, which Acquisition Proposal is subsequently consummated), or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $61,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c) Payment of the Termination Fee shall be made by wire transfer of immediately available funds to the accounts designated by Parent (i) upon the earlier of the execution of a definitive agreement providing for, or upon consummation of any transaction contemplated by, an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), or (iii) substantially contemporaneously with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii).

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(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise set forth herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

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Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Attention: Audrey Andrews

Facsimile: (469) 893-7147

E-mail: audrey.andrews@tenethealth.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention:	Dennis J. Friedman
Barbara L. Becker
Facsimile:	(212) 351-4035
E-mail:	dfriedman@gibsondunn.com
bbecker@gibsondunn.com

(ii)	if to the Company, to:

Vanguard Health Systems, Inc.

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Attention: James H. Spalding

Facsimile: (615) 665-6197

E-mail: jspalding@vanguardhealth.com

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Joseph A. Coco
Peter D. Serating
Facsimile:	(212) 735-2000
E-mail:	Joseph.Coco@skadden.com
Peter.Serating@skadden.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity; trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(e) “Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns;

(f) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

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(g) “knowledge” of any party means the actual knowledge such party would actually have had after reasonable inquiry of any executive officer of such party or other officer having primary responsibility for the relevant matter;

(h) “Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (i) Parent shall have the Required Information; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); and (ii) the conditions set forth in Section 6.1 (other than Section 6.1(a) and, from and after November 13, 2013, clause (1) of Section 6.1(d)) shall be satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (x) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive Business Day period and (y) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) in the last day of the 20 consecutive Business Day period, then a new 20 consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 20 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 20 consecutive Business Day period, the Company’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Information by the Company’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent, (2) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required under GAAP or (3) the Company shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that such 20 consecutive Business Day period shall (A) either end on or prior to August 20, 2013 or begin no earlier than September 3, 2013, (B) end prior to December 21, 2013 or commence after January 1, 2014 and (C) exclude July 5, 2013 and November 29, 2013, which for purposes of such calculation shall not constitute Business Days (it being understood that any period including the dates described in this clause (C) shall be deemed

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consecutive for purposes of the foregoing). Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Financing or any alternative financing are obtained and are sufficient to consummate the transactions contemplated by this Agreement;

(i) “Permitted Lien” means any of the following Liens: (a) Liens with respect to the payment of Taxes, assessments or governmental charges in each case that are not delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not delinquent or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds; (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted at such real property; (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property; (f) licenses of intellectual property; (g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease; and (h) all other matters of public record that do not, in any material respect, detract from the value of such real property or interfere with the ordinary conduct of business conducted at such real property;

(j) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(k) “Repayment Debt” means (i) the 8.0% Senior Unsecured Notes due 2018 of the Company and (ii) the 7.750% Senior Notes due 2019 of Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc.;

(l) “Required Information” shall mean, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, as specified in writing by Parent to the Company, and (ii) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period, as specified in writing by Parent to the Company;

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(m) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person. With respect to the Company, Subsidiary shall not include any Company Joint Venture; and

(n) “Written Consent End Date” shall mean the date that is 30 calendar days after the date hereof.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Certain of the information contained in the Company Disclosure Letter and Parent Disclosure Letter is included solely for informational purposes, and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement. Inclusion of information in the Company Disclosure Letter or Parent Disclosure Letter shall not be construed as an admission that the information is required to be disclosed as an exception or that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company and its Subsidiaries or Parent, Merger Sub and their respective Subsidiaries, as applicable, or that such information has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted

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assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 5.10 and (ii) the Financing Sources shall be express third party beneficiaries of Section 8.8 and Section 8.12.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees to the fullest extent permitted by Law that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it shall not, and it shall use its commercially reasonable efforts to not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-

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claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof).

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any of its wholly-owned Affiliates; provided further, however, that notwithstanding anything herein to the contrary, no transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder or enlarge, alter or change any obligation (or reduce, alter or change any benefit) of any other party hereto due to such transfer or assignment by Parent or Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, it is agreed that prior to any termination of this Agreement pursuant to Section 7.1, each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for the avoidance of doubt the right of a party to cause the other party to consummate the Merger and the other transactions contemplated hereby), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction and shall be entitled to such remedies without proof of actual damages.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES).

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or ..pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Trevor Fetter
	Name:	Trevor Fetter
	Title:	President and Chief Executive Officer

ORANGE MERGER SUB, INC.

By:	/s/ Paul Castanon
	Name:	Paul Castanon
	Title:	Secretary

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ Charles N. Martin, Jr.
	Name:	Charles N. Martin, Jr.
	Title:	Chairman, President & CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 24, 2013 (this “Agreement”), by and among Tenet Healthcare Corporation, a Nevada corporation (“Parent”) and the stockholders of the Company listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, Orange Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), are concurrently herewith entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, each Stockholder is the record and beneficial owner of at least the number of Shares set forth on Schedule A hereto (each such Stockholder’s pro rata portion of the number of Shares that in the aggregate represents 40% of the issued and outstanding Shares as of the date hereof, the “Covered Shares”); and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote all of its Covered Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

(b) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws.

(c) “Expiration Date” means any date upon which the Merger Agreement is terminated in accordance with its terms.

(d) “Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as such Stockholder shall have made hereunder.

(e) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

Section 2.1 Agreement to Vote.

(a) Each of the Stockholders hereby agrees that, immediately following the execution and delivery of this Agreement and the Merger Agreement, such Stockholders will execute and deliver to the Company a written consent in the form attached as Exhibit D to the Merger Agreement (a “Stockholder Consent”). The Stockholder Consent shall be irrevocable, except as provided in Section 5.1, below.

(b) In addition, each of the Stockholders hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Closing Date, (y) the Expiration Date or (z) the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholders control the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholders control the right to vote (A) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held, (B) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholders know or reasonably suspect is in opposition to the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholders contained in this Agreement, and (C) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholders know or reasonably suspect would impede, interfere with, delay, postpone, discourage, frustrate the purposes of, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholders of their obligations under this Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Stockholders in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(d) The obligations of the Stockholders specified in Section 2.1(a) and Section 2.1(b) shall apply whether or not the Merger or any action described above is recommended by the Company Board (or any committee thereof).

(e) Nothing in this Agreement, including this Section 2.1, shall limit or restrict any affiliate or designee of the Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholders solely in their capacity as stockholders of the Company and shall not apply to any such affiliate or designee’s actions, judgments or decisions as a director of the Company.

(f) Notwithstanding anything to the contrary herein in the event that a vote of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each Share in the Merger or (B) is otherwise adverse to the holders of Shares in such capacity (each such amendment, an “Adverse Amendment”), the provisions of this Agreement, including this Section 2.1, will not apply with respect to the Stockholders’ vote of the Covered Shares with respect to such vote to amend the Merger Agreement.

Section 2.2 No Inconsistent Agreements. Each of the Stockholders hereby covenants and agrees that, except for this Agreement and the Stockholder Consent and except as may be permitted by Section 4.3(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 2.1(b)(ii) (the “Section 2.1(b) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect (except to the extent permitted by Section 2.1(c)), a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.1(b) Matters and (c) has not taken and while this Agreement remains in effect shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement. Each of the Stockholders hereby represents that all proxies or powers of attorney given by such Stockholders prior to the execution of this Agreement in respect of the voting of each such Stockholder’s Covered Shares with respect to the Section 2.1(b) Matters, if any, are not irrevocable and each Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to each such Stockholder’s Covered Shares with respect to the Section 2.1(b) Matters.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder, as to itself only, hereby represents and warrants to Parent as follows:

(a) Authorization. The Stockholder has the legal capacity, full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any manager or partner thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Ownership. The Covered Shares owned by the Stockholder are as of the date hereof, and will be through the Closing Date, Beneficially Owned and owned of record by the Stockholder, free and clear of any Encumbrances. The Stockholder has and will have at all times through the Closing Date the voting power to control the vote and consent as contemplated herein, the power of disposition, the power to issue instructions with respect to the matters set forth in Article II, and the power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Covered Shares.

(c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or other comparable governing documents, as applicable, of the Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (iii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance by each Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of its obligations hereunder.

(e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Stockholder.

(g) Reliance by Parent and Merger Sub. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.2 Representations and Warranties of Parent.

(a) Authorization. Parent has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No Beneficial Ownership. Parent hereby represents and warrants to the Stockholders that nothing contained in this Agreement has caused or shall cause Parent to acquire Beneficial Ownership of the Covered Shares.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions. During the term of this Agreement, each Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer, (ii) subject to Section 4.3(b) below, enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or knowingly take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) knowingly take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio.

Section 4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 No Solicitation.

(a) Except as set forth in this Section 4.3, each Stockholder hereby agrees that it shall, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. During the term of this Agreement and except as permitted by Section 4.3(b), each Stockholder agrees that it shall not, and it shall not authorize any of its Representatives to, directly or indirectly, (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or that requires the Company to abandon the Merger Agreement, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Shares in connection with any vote or other action on any of the Section 2.1(b) Matters, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 2.1, or (v) agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take the actions set forth in Section 5.4 of the Merger Agreement with respect to an Acquisition Proposal and such Stockholder has not breached this Section 4.3, each Stockholder and its Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal (including, without limitation, any related stockholders’ consent or voting agreement) with the Person making such Acquisition Proposal and to otherwise take action to the extent the Company may take such action, provided that such action by such Stockholder and its Representatives would be permitted to be taken by the Company pursuant to Section 5.4 of the Merger Agreement.

(c) For purposes of this Section 4.3, the Company will be deemed not to be a Representative of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed not to be a Representative of any such Stockholder. For the avoidance of doubt, nothing in this Section 4.3 shall affect in any way the obligations of any Person (including the Company) under Section 5.4 of the Merger Agreement.

Section 4.4 Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Each Stockholder hereby agrees to notify Parent in writing (a) as promptly as practicable (and in any event within 24 hours following such acquisition by the Stockholder) of the number of any additional Shares or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (b) within 24 hours after receipt of any

Acquisition Proposal, and shall disclose the material terms of such Acquisition Proposal. For the avoidance of doubt, in the event that a third party contacts a Stockholder or a Representative of the Stockholder regarding a potential Acquisition Proposal, the Stockholder shall not be in breach of this Agreement in any respect to the extent such Stockholder or its Representative responds to such third party that it is bound by the terms of this Agreement and is unable to discuss or respond to such matters without first complying with the procedures set forth herein with respect to any such discussions, provided that such Stockholder provides written notice of such communication to Parent promptly following such communication.

Section 4.5 Waiver of Appraisal Rights. Each Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 262 of the DGCL) that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

Section 4.6 Disclosure. Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Expiration Date, (ii) the Closing Date, (iii) the delivery of written notice of termination by the Stockholder to Parent, to the extent permitted under applicable Law, following any Fundamental Amendment effected without the prior consent of the Stockholder and (iv) the delivery of written notice by Parent to the Stockholders of termination of this Agreement, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force and effect; provided, however, that the provisions of this Section 5.1, Section 5.2 and Sections 5.4 through 5.13 shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any prior willful and material breach of this Agreement. For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time, this Agreement and any consent executed pursuant hereto shall be deemed null and void and shall have no further force or effect. “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of a written amendment to, or written waiver by the Company, Parent and Merger Sub of any provision of, the Merger Agreement that results in an Adverse Amendment. Notwithstanding anything to the contrary set forth herein, in the event that the Termination Fee is paid to the Parent pursuant to the Merger Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of Parent against the Stockholders and each of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any breach of this Agreement; provided that nothing herein shall alter the rights and obligations of, or remedies available to, any party to the Merger Agreement pursuant to the terms thereof; provided further that prior to the payment of the Termination Fee, Parent shall be entitled to all rights hereunder, including as set forth in Section 5.9.

Section 5.2 Stop Transfer Order. In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by such Stockholder and (i) if this Agreement is terminated in accordance with Section 5.1, then, promptly following the termination of this Agreement, or (ii) immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), to cause any stop transfer instructions imposed pursuant to this Section 5.2 to be lifted.

Section 5.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent to:

     Tenet Healthcare Corporation

     1445 Ross Avenue, Suite 1400

     Dallas, Texas 75202

     Attention: Audrey Andrews

     Facsimile: (469) 893-7147

     E-mail: audrey.andrews@tenethealth.com

      with a copy (which shall not constitute notice) to:

      Gibson, Dunn & Crutcher LLP

      200 Park Avenue

      New York, NY 10166-0193

      Attention: Dennis J. Friedman

                       Barbara L. Becker

      Facsimile: (212) 351-4035

      E-mail:     dfriedman@gibsondunn.com

                        bbecker@gibsondunn.com

(b) if to the Company, to:

      Vanguard Health Systems, Inc.

      20 Burton Hills Boulevard

      Nashville, Tennessee 37215

      Attention: James H. Spalding

      Facsimile: (615) 665-6197

      E-mail: jspalding@vanguardhealth.com

      with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP

      Four Times Square

      New York, NY 10036

      Attention: Joseph A. Coco

                       Peter D. Serating

      Facsimile: (212) 735-2000

      E-mail: Joseph.Coco@skadden.com

                    Peter.Serating@skadden.com

(c) if to a Stockholder, to the address set forth opposite such Stockholder’s name in Schedule A hereto.

Section 5.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 5.6 Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 5.7 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement and the Stockholder Consent, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9 Specific Performance. The parties hereby acknowledge and agree that they would suffer irreparable damage in the event that any of the obligations in this Agreement are not performed in accordance with its specific terms or if the Agreement was otherwise breached and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties agree that they shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce the rights and obligations of the parties hereunder (without posting of bond or other security). These injunctive remedies are cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

Section 5.10 Amendment; Waiver. This Agreement may be amended, modified or supplemented by a writing executed by each of the parties hereto. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 5.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.12 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that the Company shall be an express third party beneficiary of Section 4.6.

Section 5.13 Stockholder Capacity. The restrictions and covenants of each Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by a Stockholder of this Agreement.

Section 5.14 Several Liability. Parent acknowledges that the obligations of each Stockholder under this Agreement shall be several (and not joint) and no Stockholder shall be responsible in any way for the actions or omissions of the others.

Section 5.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

TENET HEALTHCARE CORPORATION

By:
Name:	Trevor Fetter
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO VOTING AGREEMENT

BLACKSTONE GROUP

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE HEALTH COMMITMENT PARTNERS L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By:	BCP IV Side-by-Side GP L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE FCH CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

SIGNATURE PAGE TO VOTING AGREEMENT

BLACKSTONE FCH CAPITAL PARTNERS IV-B L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE HEALTH COMMITMENT PARTNERS-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

SIGNATURE PAGE TO VOTING AGREEMENT

STOCKHOLDERS:

MSCP GROUP

MORGAN STANLEY CAPITAL PARTNERS III, L.P.
MORGAN STANLEY CAPITAL INVESTORS, L.P.
MSCP III 892 INVESTORS, L.P.

By:	MSCP III, LLC,
as General Partner of each of the limited partnerships named above

By:	Metalmark Subadvisor LLC,
as Attorney-in-Fact

By:
	Name:	M. Fazle Husain
	Title:	Managing Director

MORGAN STANLEY DEAN WITTER CAPITAL
PARTNERS IV, L.P.
MORGAN STANLEY DEAN WITTER CAPITAL
INVESTORS IV, L.P.
MSDW IV 892 INVESTORS, L.P.

By:	MSDW Capital Partners IV, LLC,
as General Partner of each of the limited partnerships named above

By:	Metalmark Subadvisor LLC,
as Attorney-in-Fact

By:
	Name:	M. Fazle Husain
	Title:	Managing Director

SIGNATURE PAGE TO VOTING AGREEMENT

MANAGEMENT GROUP

Charles N. Martin, Jr.

SIGNATURE PAGE TO VOTING AGREEMENT

Keith B. Pitts

SIGNATURE PAGE TO VOTING AGREEMENT

Phillip W. Roe

SIGNATURE PAGE TO VOTING AGREEMENT

James H. Spalding

SIGNATURE PAGE TO VOTING AGREEMENT

CHARLES N. MARTIN, JR. 2013 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST

Name:	Charles N. Martin, Jr.
Title:	Trustee

SIGNATURE PAGE TO VOTING AGREEMENT

CHARLES N. MARTIN, JR. 2012 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST

Name:	Charles N. Martin, Jr.
Title:	Trustee

SIGNATURE PAGE TO VOTING AGREEMENT

MARTIN CHILDREN’S IRREVOCABLE TRUST

Name:	Leslie B. Wilkinson, Jr.
Title:	Trustee

SIGNATURE PAGE TO VOTING AGREEMENT

2012 MARTIN CHILDREN’S IRREVOCABLE TRUST

Name:	Leslie B. Wilkinson, Jr.
Title:	Trustee

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A1

Stockholder	Address	Shares
BLACKSTONE FCH CAPITAL PARTNERS IV L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	20,585,466
BLACKSTONE HEALTH COMMITMENT PARTNERS L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	3,601,578
BLACKSTONE CAPITAL PARTNERS IV – A L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	385,659
BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV – A L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	1,248,232
BLACKSTONE FCH CAPITAL PARTNERS IV-A L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	1,290,366
BLACKSTONE FCH CAPITAL PARTNERS IV-B L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	1,487,725
BLACKSTONE HEALTH COMMITMENT PARTNERS-A L.P.	c/o The Blackstone Group L.P. 345 Park Avenue, 43rd Floor New York, New York 10154 Attention: Neil Simpkins Fax: (212) 583-5257	782,538
MORGAN STANLEY CAPITAL PARTNERS III, L.P.	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	664,170
MORGAN STANLEY CAPITAL INVESTORS, L.P.	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	18,603

[1]	The ownership of Covered Shares by each Stockholder described in this Schedule A only includes issued and outstanding Shares held by such Stockholder as of the date hereof and does not include any other securities of the Company (including, without limitation, any Company Stock Options, Company RSUs or Company PSUs)

MSCP III 892 INVESTORS, L.P.	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	68,011
MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	6,240,605
MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	174,095
MSDW IV 892 INVESTORS, L.P	Metalmark Capital LLC 1177 Avenue of the Americas New York, NY 10036 Attention: M. Fazle Husain Fax: (212) 823-1970	542,350
CHARLES N. MARTIN, JR.	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	2,458,089
CHARLES N. MARTIN, JR. 2013 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	109,012
CHARLES N. MARTIN JR. 2012 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	108,351
MARTIN CHILDREN’S IRREVOCABLE TRUST	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	79,091
2012 MARTIN CHILDREN’S IRREVOCABLE TRUST	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	793,900
KEITH B. PITTS	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	1,326,149
PHILLIP W. ROE	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	456,820
JAMES H. SPALDING	20 Burton Hills Boulevard Nashville, Tennessee 37215 Attention: General Counsel Fax: (615) 665-6197	181,835

EXHIBIT B

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VANGUARD HEALTH SYSTEMS, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

Vanguard Health Systems, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage, promote and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

B-1

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

LIABILITY

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

[The remainder of this page has been intentionally left blank.]

B-2

EXHIBIT C

FORM OF

AMENDED AND RESTATED BYLAWS

of

VANGUARD HEALTH SYSTEMS, INC.

(a Delaware corporation)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2 Other Offices. The Corporation may also have offices in such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meetings. Meetings of stockholders may be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.3 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). Stockholders may act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could have been elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. If the Board of Directors fails to determine the time, date and place for the annual meeting and the stockholders have not elected directors by written consent as permitted by law, the annual meeting shall be held, beginning in the year after the date of incorporation, at the principal office of the Corporation at 10 a.m. on the last Friday in March of each year.

Section 2.2 Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors, the President or by resolution of the Board of Directors and shall be called by the President or Secretary upon the written request of holders of not less than 10% in voting power of the outstanding stock entitled to vote at the meeting. Notice of each special meeting shall be given in accordance with Section 2.4 of these Bylaws. Unless otherwise permitted by law, business transacted at any special meeting of stockholders shall be limited to the purpose stated in the notice.

Section 2.3 Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice or electronic transmission, in the manner provided in Section 232 of the General Corporation Law of the State of Delaware, of notice of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 days nor more than 60 days before the date of any such meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.5 Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority in voting power of the issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. When a quorum is once present to organize a meeting, the quorum is not broken by the subsequent withdrawal of any stockholders. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.10 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6 Voting. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, the Certificate of Incorporation or these Bylaws, all other matters shall be determined by a majority of the votes cast. Unless determined by the Chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot.

Section 2.7 Proxy Representation. Any stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 2.8 Organization.

(a) The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, the President of the Corporation, shall preside at all meetings of the stockholders.

(b) The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairman of the Board of Directors or the President shall appoint a person to act as Secretary at such meetings.

Section 2.9 Conduct of Meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10 Adjournment. At any meeting of stockholders of the Corporation, whether or not a quorum is present, a majority in voting power of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without notice. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.11 Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the

Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section 2.11. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of these Bylaws to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided by law.

(c) Any copy, facsimile, or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing.

Section 2.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.12 or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided by the Certificate of Incorporation or these Bylaws.

Section 3.2 Number and Term. The number of directors of the Corporation shall be no less than one nor more than ten, the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of the directors then in office. The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year or until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Directors need not be stockholders.

Section 3.3 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Board of Directors, the Chairman of the Board of Directors, the President or Secretary, as the case may be. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4 Removal. Any director or the entire Board of Directors may be removed, either with or without cause, at any time by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote for the election of directors at any annual or special meeting of the stockholders called for that purpose or by written consent as permitted by law.

Section 3.5 Newly Created Directorships and Vacancies. Unless otherwise provided by law or in the Certificate of Incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 3.6 Meetings.

(a) The initial directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business that may properly come before the meeting. An annual meeting of the Board of Directors shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by written or electronic transmission of consent of a resolution of the directors.

(c) Special meetings of the Board of Directors shall be called by the President or by the Secretary on the written or electronic transmission of such request of a majority of the Board of Directors and shall be held at such place as may be determined by the directors or as shall be stated in the notice of the meeting.

Section 3.7 Notice of Meetings. Except as provided by law, notice of regular meetings need not be given. Notice of the time and place of any special meeting shall be given to each director by the Secretary. Notice of each such meeting shall be given to each director, if by mail, addressed to such director as his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director at such place by telecopy, telegraph, electronic transmission or other form of recorded communication, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. The notice of any meeting need not specify the purpose thereof.

Section 3.8 Quorum, Voting and Adjournment. A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned. References in this Section 3.8 to a majority of directors shall refer to a majority of votes of directors.

Section 3.9 Committees. The Board of Directors may, by resolution, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 3.10 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation of directors for their services. In addition, as determined by the Board of

Directors, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. A director may also serve the Corporation in other capacities and receive compensation therefor.

Section 3.12 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the Corporation shall include a President and a Secretary, both of whom shall be elected by the Board of Directors and who shall hold office for a term of one year and until their successors are elected and qualified or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chairman of the Board of Directors, one or more Vice Presidents, including an Executive Vice President, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The initial officers shall be elected at the first meeting of the Board of Directors and, thereafter, at the annual organizational meeting of the Board of Directors. Any number of offices may be held by the same person.

Section 4.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.3 Chairman. The Chairman of the Board of Directors shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the stockholders. In addition, the Chairman of the Board of Directors shall have such powers and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.4 President. The President shall be the Chief Executive Officer of the Corporation. He or she shall exercise such duties as customarily pertain to the office of President and Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these Bylaws. In the absence, disability or refusal of the Chairman of the Board of Directors to act, or the vacancy of such office, the President shall preside at all meetings of the stockholders and of the Board of Directors. Except as the Board of Directors shall otherwise authorize, the President shall execute bonds, mortgages and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and, when so affixed, the seal shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

Section 4.5 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President or the Board of Directors.

Section 4.6 Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors. He or she shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever. He or she shall exercise general supervision over expenditures and disbursements made by officers, agents and employees of the Corporation and the preparation of such records and reports in connection therewith as may be necessary or desirable. He or she shall, in general, perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.7 Secretary. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board of Directors.

Section 4.8 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

Section 4.9 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors. All checks or other orders for the payment of money shall be signed by the President or the Treasurer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.10 Contracts and Other Documents. The President or the Treasurer, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.11 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (subject to any employment agreements that may then be in effect between the Corporation and the relevant officer). None of such officers shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary, in any other capacity and receiving such compensation by reason of the fact that he or she is also a director of the Corporation.

Section 4.12 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the President or the Treasurer, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders of any corporation in which the Corporation holds stock and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.13 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.14 Resignation and Removal. Any officer may resign at any time in the same manner prescribed under Section 3.3 of these Bylaws. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors.

Section 4.15 Vacancies. The Board of Directors shall have power to fill vacancies occurring in any office.

ARTICLE V

STOCK

Section 5.1 Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

Section 5.2 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender and delivery to the Corporation of the certificate representing such shares and a duly executed instrument authorizing transfer of such shares, if certificated, or delivery of a duly executed instrument authorizing transfer of such shares, if uncertificated, to the person in charge of the stock and transfer books and ledgers. If certificated, such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5.3 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

Section 5.4 List of Stockholders Entitled To Vote. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 219 of the DGCL or to vote in person or by proxy at any meeting of stockholders.

Section 5.5 Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may at any regular or special meeting, declare dividends upon the stock of the Corporation either (a) out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Before the declaration of any dividend, the Board of Directors may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in its discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

Section 5.6 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, and to any postponement of a meeting that is a date not more than 60 days after the records date; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with Section 2.11, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which records date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.7 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. Except as otherwise required by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification Respecting Third Party Claims.

(a) Indemnification of Directors and Officers. The Corporation, to the fullest extent and in the manner permitted by the laws of the State of Delaware as in effect from time to time, shall indemnify in accordance with the following provisions of this Article VI any person (a “Covered Person”) who was or is made a party to, is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Corporation), by reason of the fact that such Covered Person is or was a director or officer of the Corporation, or, at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”) of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such Covered Person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a Covered Person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such Covered Person against the Corporation or any Affiliated Entity or any person who is or was a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Corporation in a specific case as permitted by Section 6.6 of this Article VI; provided that such Covered Person shall, to the fullest extent permitted by law, be entitled to indemnification in connection with any action, suit or proceeding commenced by such Covered Person to enforce his or her rights under this Article VI.

(b) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 6.1.

Section 6.2 Indemnification Respecting Derivative Claims.

(a) Indemnification of Directors and Officers. The Corporation, to the fullest extent and in the manner permitted by the laws of the State of Delaware as in effect from time to time, shall indemnify in accordance with the following provisions of this Article VI any Covered Person who was or is made a party to, is threatened to be made a party to or is involved in any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Covered Person is or was a director or officer of the Corporation, or, at a time when he or she was a director or officer of the Corporation, is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such Covered Person in connection with such action or suit if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a Covered Person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Corporation commenced by such Covered Person, but such indemnification may be provided by the Corporation in any specific case as permitted by Section 6.6 of this Article VI; provided that such Covered Person shall, to the fullest extent permitted by law, be entitled to indemnification in connection with any action, suit or proceeding commenced by such Covered Person to enforce his or her rights under this Article VI.

(b) Indemnification of Employees and Agents. The Corporation may indemnify any employee or agent of the Corporation in the manner and to the same or a lesser extent that it shall indemnify any director or officer under paragraph (a) above in this Section 6.2.

Section 6.3 Determination of Entitlement to Indemnification. Any indemnification to be provided under Section 6.1 or 6.2 of this Article VI (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because such Covered Person has met the applicable standard of conduct set forth in such paragraph. Such determination shall be made in accordance with any applicable procedures authorized by the Board of Directors and in accordance with the DGCL. In the event a request for indemnification is made after final disposition of the proceeding in question by any Covered Person referred to in paragraph (a) of Section 6.1 or 6.2 of this Article VI, the Corporation shall use its best efforts to cause such determination to be made not later than ninety (90) days after such request is made.

Section 6.4 Right to Indemnification in Certain Circumstances.

(a) Indemnification Upon Successful Defense. Notwithstanding the other provisions of this Article VI, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in any of paragraphs (a) or (b) of Section 6.1 or 6.2 of this Article VI, or in defense of any claim, issue or matter therein, or in any action, suit or proceeding brought by the director or officer to enforce rights to indemnification or advancement of expenses and costs granted pursuant to this

Article VI, such Covered Person shall, to the fullest extent permitted by law, be indemnified against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such Covered Person in connection therewith.

(b) Indemnification for Service As a Witness. To the extent any Covered Person who is or was a director or officer of the Corporation has served or prepared to serve as a witness in any action, suit or proceeding (whether civil, criminal, administrative, regulatory or investigative in nature), including any investigation by any legislative body or any regulatory or self-regulatory body by which the Corporation’s business is regulated, by reason of his or her service as a director or officer of the Corporation or his or her service as a Subsidiary Officer of an Affiliated Entity at a time when he or she was a director or officer of the Corporation (assuming such Covered Person is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of such Affiliated Entity), but excluding service as a witness in an action or suit commenced by such person (unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman or the Chief Executive Officer of the Corporation), the Corporation shall, to the fullest extent permitted by law, indemnify such Covered Person against out-of-pocket costs and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Covered Person in connection therewith and shall use its best efforts to provide such indemnity within forty-five (45) days after receipt by the Corporation from such Covered Person of a statement requesting such indemnification, averring such service and reasonably evidencing such expenses and costs; it being understood, however, that the Corporation shall have no obligation under this Article VI to compensate such Covered Person for such Covered Person’s time or efforts so expended. The Corporation may indemnify any employee or agent of the Corporation to the same or a lesser extent as it may indemnify any director or officer of the Corporation pursuant to the foregoing sentence of this paragraph.

Section 6.5 Advances of Expenses.

(a) Advances to Directors and Officers. To the fullest extent not prohibited by applicable law, expenses (including attorneys’ fees and disbursements and court costs) and costs incurred by any Covered Person referred to in paragraph (a) of Section 6.1 or 6.2 of this Article VI in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in writing by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified in respect of such costs and expenses by the Corporation as authorized by this Article VI.

(b) Advances to Employees and Agents. To the fullest extent not prohibited by applicable law, expenses and costs incurred by any person referred to in paragraph (b) of Section 6.1 or 6.2 of this Article VI in defending a civil, criminal, administrative, regulatory or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, a committee thereof or an officer of the Corporation authorized to so act by the Board of Directors upon receipt of an undertaking in writing by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation in respect of such costs and expenses as authorized by this Article VI.

Section 6.6 Indemnification Not Exclusive.

(a) The provision of indemnification to or the advancement of expenses and costs to any Covered Person under this Article VI, or the entitlement of any Covered Person to indemnification or advancement of expenses and costs under this Article VI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such Covered Person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any Covered Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Covered Person’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Covered Person as a director of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VI, irrespective of any right of recovery the Covered Person may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the Covered Person may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the Covered Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person against the Corporation, and the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 6.6(b) of Article VI, entitled to enforce this Section 6.6(b) of Article VI.

For purposes of this Section 6.6(b) of Article VI, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Covered Person has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom a Covered Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 6.7 Corporate Obligations; Reliance.

(a) The rights granted pursuant to the provisions of this Article VI shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or Subsidiary Officers of any Affiliated Entity shall be entitled to rely on such provisions of this Article VI without giving notice thereof to the Corporation.

(b) Without the consent of any affected Covered Person, the Corporation shall not, in connection with the settlement or resolution of any claim alleged against it in any action, suit or proceeding, seek or consent to entry of an order that releases, bars or otherwise affects the rights of indemnification and advancement of expenses provided in this Article VI.

Section 6.8 Amendment or Repeal. Any repeal or modification of the provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omissions occurring prior to the time of such repeal or modification.

Section 6.9 Accrual of Claims; Successors. The indemnification provided or permitted under the foregoing provisions of this Article VI shall or may, as the case may be, apply in respect of any expense, cost, judgment, fine, penalty or amount paid in settlement, whether or not the claim or cause of action in respect thereof accrued or arose before or after the effective date of such provisions of this Article VI. The right of any Covered Person who is or was a director, officer, employee or agent of the Corporation to indemnification or advancement of expenses as provided under the foregoing provisions of this Article VI shall continue after he or she shall have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, distributees, executors, administrators and other legal representatives of such Covered Person.

Section 6.10 Insurance. The Corporation is authorized to purchase and shall maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of, or to represent the interests of, the Corporation as a Subsidiary Officer of any Affiliated Entity, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article VI or applicable law.

Section 6.11 Definitions of Certain Terms. For purposes of this Article VI, (i) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger if such corporation would have been permitted (if its corporate existence had continued) under applicable law to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request, or to represent the interests of, such constituent corporation as a Subsidiary Officer of any Affiliated Entity shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, partner, member, trustee, fiduciary, employee or agent of the Corporation or as a Subsidiary Officer of any Affiliated Entity which service imposes duties on, or involves services by, such director, officer, partner, member, trustee, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (iv) a Covered Person who acted in good faith and in a manner such Covered Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

Section 7.2 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 7.5 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.6 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.7 Inconsistent Provisions; Changes in Delaware Law. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. If any of the provisions of the DGCL referred to above are modified or superseded, the references to those provisions is to be interpreted to refer to the provisions as so modified or superseded.

EXHIBIT D

VANGUARD HEALTH SYSTEMS, INC.

Form of

Written Consent of Stockholders

In Lieu of Meeting

The undersigned (the “Stockholders”), being the holders of a majority of the issued and outstanding shares of capital stock of Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), hereby irrevocably consent in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Section 2.09 of the Amended and Restated By-Laws of the Company, to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2013, by and among the Company, Tenet Healthcare Corporation (“Parent”) and Orange Merger Sub, Inc. (“Merger Sub”), a copy of which has been provided to the undersigned Stockholders and is attached hereto as Exhibit A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Shares that are owned by the Company as treasury stock, or owned by any wholly owned subsidiary of the Company, Parent or Merger Sub) will be converted into the right to receive $21.00 in cash, without interest (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC, dated as of the date of the Merger Agreement, addressed to the Board of Directors of the Company, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to the terms and subject to the conditions set forth in the Merger Agreement is fair, from a financial point of view, to such holders;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger Agreement is in the best interests of the Company and its stockholders and declared the Merger Agreement and the transactions contemplated thereby advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of the Shares, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that certain 2011 Stockholders Agreement of Vanguard Health Systems, Inc., dated as of June 21, 2011, among Blackstone, MSCP, Vanguard Health Systems, Inc. and the other parties thereto, as amended, (the “Stockholders Agreement”) for so long as the Blackstone Group (as defined in the Stockholders Agreement) beneficially owns 25% or more of the outstanding Shares, the entry by the Company into a merger shall require the consent of the Blackstone Group, in addition to the approval of the Board of Directors of the Company;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL; and

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the Board of Directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted, authorized, accepted and approved in all respects, and that the undersigned Stockholders hereby vote all of the shares of capital stock of the Company held by such Stockholders and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms (including, without limitation, pursuant to Section 7.1(d)(ii) thereof); and

FURTHER RESOLVED, that this written consent hereby constitutes the approval of The Blackstone Group required pursuant to the Stockholders Agreement; and

FURTHER RESOLVED, that this written consent is coupled with an interest and is irrevocable; and

FURTHER RESOLVED, that the undersigned Stockholders hereby waive any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

This written consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[signature pages follow]

BLACKSTONE GROUP

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE HEALTH COMMITMENT PARTNERS L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By:	BCP IV Side-by-Side GP L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE FCH CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

[Signature Page to Written Consent]

BLACKSTONE FCH CAPITAL PARTNERS IV-B L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

BLACKSTONE HEALTH COMMITMENT PARTNERS-A L.P.

By:	Blackstone Management Associates IV L.L.C.,
its General Partner

By:
	Name:	Neil Simpkins
	Title:	Senior Managing Director

[Signature Page to Written Consent]

MSCP GROUP

MORGAN STANLEY CAPITAL PARTNERS III, L.P.
MORGAN STANLEY CAPITAL INVESTORS, L.P.
MSCP III 892 INVESTORS, L.P.

By:	MSCP III, LLC,
as General Partner of each of the limited partnerships named above

By:	Metalmark Subadvisor LLC,
as Attorney-in-Fact

By:
	Name:	M. Fazle Husain
	Title:	Managing Director

MORGAN STANLEY DEAN WITTER CAPITAL
PARTNERS IV, L.P.
MORGAN STANLEY DEAN WITTER CAPITAL
INVESTORS, L.P.
MSDW IV 892 INVESTORS, L.P.

By:	MSDW Capital Partners IV, LLC,
as General Partner of each of the limited partnerships named above

By:	Metalmark Subadvisor LLC,
as Attorney-in-Fact

By:
	Name:	M. Fazle Husain
	Title:	Managing Director

[Signature Page to Written Consent]

MANAGEMENT GROUP

Charles N. Martin, Jr.

[Signature Page to Written Consent]

CHARLES N. MARTIN, JR. 2013 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST

Name:	Charles N. Martin, Jr.
Title:	Trustee

[Signature Page to Written Consent]

CHARLES N. MARTIN JR. 2012 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST

Name:	Charles N. Martin, Jr.
Title:	Trustee

[Signature Page to Written Consent]

MARTIN CHILDREN’S IRREVOCABLE TRUST

Name:	Leslie B. Wilkinson, Jr.
Title:	Trustee

[Signature Page to Written Consent]

2012 MARTIN CHILDREN’S IRREVOCABLE TRUST

Name:	Leslie B. Wilkinson, Jr.
Title:	Trustee

[Signature Page to Written Consent]

Phillip W. Roe

[Signature Page to Written Consent]

Keith B. Pitts

[Signature Page to Written Consent]

James H. Spalding

[Signature Page to Written Consent]

Exhibit A - Merger Agreement